EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AquaVenture Holdings Limited:

We consent to the incorporation by reference in the registration statement (Nos. 333-230194, 333-213990, 333-219962, and 333-223590) on Form S-8 of AquaVenture Holdings Limited (formerly known as AquaVenture Holdings, LLC) of our report dated March 5, 2020, with respect to the consolidated balance sheets of AquaVenture Holdings Limited as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2019 annual report on Form 10-K of AquaVenture Holdings Limited.

Our report dated March 5, 2020, on the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, contains an explanatory paragraph that states that the Company has changed its method of accounting for leases as of January 1, 2019 due to the modified retrospective adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), as amended.

Our report dated March 5, 2020, contains an emphasis of a matter paragraph that states that on December 23, 2019, the Company entered into an agreement and plan of merger to be acquired by Culligan International Company (Culligan).   Subject to the satisfaction or waiver of the remaining conditions set forth in agreement and plan of merger, the Company will become a wholly-owned subsidiary of Culligan.

 /s/ KPMG LLP

Tampa, Florida
March 5, 2020